EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., has announced financial results for the quarter ended September 30, 2026.

Financial Highlights Q1, 2026-27

●	Company posted net revenues of PKR 2,620 million compared to PKR 2,244 million in corresponding quarter of last fiscal year
●	Gross profit increased to PKR 1,324 million compared to PKR 772 million in the corresponding period
●	Company reported a net profit of PKR 508 million compared to PKR 50 million last year

Revenues for the quarter ended September 30, 2026 increased to PKR 2,620 million, up 17% from revenues of PKR 2,244 million reported in the same quarter of last fiscal year. The revenue stream for the current quarter is fueled with license revenue of PKR 128 million associated with the provision of existing customer. On the services side, the Company recorded a handsome amount of PKR 1,245 million in comparison to PKR 826 million in the corresponding period last year mainly due to enhancement and customization in the systems deployed at customer sites. The Company reported gross margin of PKR 1,324 million as compared to the corresponding period where margins were recorded at PKR 772 million showing an increase of almost 72% from the comparative quarter of last fiscal year. The Company posted a net profit after tax of PKR 508 million compared to PKR 50 million in the comparable period with an EPS of PKR 5.82 per diluted share in comparison of a net profit of PKR 50 million with an EPS of PKR 0.57 per diluted share in the same quarter of fiscal 2026.